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                         PHARMACEUTICAL RESOURCES, INC.

          13,634,012 SHARES OF COMMON STOCK, $0.01 PAR VALUE PER SHARE

                           PLACEMENT AGENCY AGREEMENT
                           --------------------------

                                                        August 21, 2001


BEAR, STEARNS & CO. INC.
As Placement Agent
245 Park Avenue
New York, New York 10167

Dear Sir or Madam:


     You have approached EMD, Inc., a Delaware corporation, Genpharm Inc., a corporation organized under the laws of Ontario, and Merck KGaA, a Kommanditgesellschaft auf Aktein organized under the laws of Germany (each, a "Selling Stockholder," and collectively, the "Selling Stockholders"), to determine whether the Selling Stockholders would be interested in selling 13,634,012 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Pharmaceutical Resources, Inc., a New Jersey corporation (the "Company"), beneficially owned by the Selling Stockholders, to certain Investors (as defined below). The Selling Stockholders have informed you that no decision has been made by them to sell the Shares, but that if the Selling Stockholders were to receive offers to purchase the Shares on terms and conditions, including price, deemed acceptable to the Selling Stockholders, the Selling Stockholders may determine to sell the Shares, subject to obtaining necessary internal corporate approvals by the Selling Stockholders. You have provided the Selling Stockholders with offers from Investors to purchase the Shares on terms and conditions that the Selling Stockholders are considering accepting. The Selling Stockholders desire to engage you, and any sub-agent designated by you, as their placement agent (the "Placement Agent") in connection with the possible sale of the Shares to the Investors. The Shares are more fully described in the Registration Statement (as hereinafter defined).

     The Company and the Selling Stockholders hereby confirm as follows their agreements with the Placement Agent.

     1. Scope of Engagement. The Selling Stockholders hereby engage the Placement Agent as their agent, acting on a reasonable best efforts basis, in the private placement of the Shares of the Company beneficially owned by the Selling Stockholders (a "Transaction") to one or more accredited investors (collectively, the "Investors"). The number and price of the Shares that each Selling Stockholder may ultimately agree to sell, pursuant to the Purchase Agreements (as defined below), are entirely within its discretion.

     2. Offering Process. The Placement Agent hereby accepts the engagement and in that connection agrees to:

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         (a) assist the Company in the preparation of a Private Placement
Memorandum, as such may be amended or supplemented (the "Memorandum"), describing the Company, the Selling Stockholders and the Common Stock; the Memorandum will not be made available to potential Investors until such Memorandum and its use shall be approved by the Company, the Selling Stockholders, the Placement Agent and their respective counsel;

         (b) prepare and provide to the Company and the Selling Stockholders the list of the Investors to be contacted by the Placement Agent in connection with a Transaction (the "Investor Contact List");

         (c) if appropriate, assist the Company and the Selling Stockholders with the preparation of any other communications to be used in placing the Shares, whether in the form of letter, circular, notice or otherwise; and

         (d) assist with the negotiation of the final terms and conditions for the sale of the Shares to the Investors.

     3. Company's and Selling Stockholders' Responsibilities, Representations and Warranties.

         (a) In connection with the engagement of the Placement Agent, the Company will furnish the Placement Agent with all information concerning the Company that the Placement Agent and its counsel shall reasonably request and will provide the Placement Agent and its counsel with reasonable access to the Company's officers, directors, accountants, counsel and other advisors. The Company represents and warrants to the Placement Agent that: (i) the Memorandum, including any documents attached as exhibits to the Memorandum and/or incorporated by reference therein, and, when delivered, any communications
 .prepared pursuant to Section 2(c) above, is and will be true and accurate in all material respects and the Memorandum does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; and (ii) any projected financial information or other forward-looking information which the Company provides to the Placement Agent will be provided by the Company in good faith and will represent management's reasonable estimates. The Company and each Selling Stockholder acknowledges and agrees that the Placement Agent will be using and relying upon such information supplied by the Company and its officers, agents and others and any other publicly available information concerning the Company without any independent investigation or verification thereof or independent appraisal by the Placement Agent of the Company or its business or assets.

         (b) The Company and the Selling Stockholders shall keep the Memorandum confidential and shall not distribute it or any other materials related to the Transaction contemplated hereby, or otherwise advertise to or solicit purchasers of Shares, without the consent of the Placement Agent.


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         (c) In connection with the engagement of the Placement Agent, the
Selling Stockholders will furnish the Placement Agent with all information concerning the Selling Stockholders that the Placement Agent and its counsel shall reasonably request. The Selling Stockholders represent and warrant to the Placement Agent that all such information is and will be true and accurate in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances in which they were made, not misleading.

         (d) The sale of Shares to any Investor will be evidenced by a purchase agreement ("Purchase Agreement") among the Selling Stockholders, the Company and such Investor. Prior to the execution of any Purchase Agreement, the Company will make its management, including officers with responsibility for financial affairs, reasonably available to the Investors to address inquiries by the Investors regarding the Company. Subject to the Selling Stockholders' approval, the selling price of the Shares to be sold by the Selling Stockholders to the Investors pursuant to the Purchase Agreements will be specified in writing by the Placement Agent on behalf of the Selling Stockholders (by fax, letter or otherwise) to the Investors prior to the execution of the Purchase Agreements.

         (e) The form of Purchase Agreement shall be reasonably satisfactory to the Placement Agent. The Company and the Selling Stockholders will perform the covenants set forth in the Purchase Agreements. The Purchase Agreements will require the Company to file, promptly after execution and delivery of such Purchase Agreements by all parties thereto, a registration statement with the Securities and Exchange Commission (the "SEC") for the resale from time to time of the Shares to be sold to the Investors pursuant to such Purchase Agreements (the "Registration Statement"). Neither the Company nor the Selling Stockholders will modify any such Purchase Agreements, nor will they execute and deliver any additional Purchase Agreements after the time the Company has filed the Registration Statement with the SEC. The closing of the sale of the Shares contemplated by the Purchase Agreements (the "Closing") shall be held promptly following the receipt by the Company of confirmation by the SEC of its willingness to declare effective the Registration Statement (or on such other later date as the Placement Agent and the Selling Stockholders both agree) and the satisfaction of the other conditions set forth in such Purchase Agreements.

         (f) The Company agrees that the Placement Agent shall be entitled to rely on the representations and warranties of the Company contained in the Purchase Agreements as if they were made directly to the Placement Agent. Each Selling Stockholder, jointly and severally, (i) represents and warrants that the representations and warranties of such Selling Stockholder contained in the Purchase Agreements will be true and correct in all respects on the date of such Purchase Agreements and on the Closing Date and (ii) agrees that the Placement Agent shall be entitled to rely on such representations and warranties as if they were made directly to the Placement Agent.

         (g) Neither the Company nor any Selling Stockholder shall take or permit its respective directors, officers, employees, agents, affiliates controlled by it or associates to take any action that would cause the sale of Shares contemplated by this

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Agreement to fail to qualify for an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

         (h) The Company will cause its independent public accountants to address and deliver to the Company and the Placement Agent a letter or letters (which letters are frequently referred to as "Comfort Letters") dated as of the Closing, which letter or letters shall be in the form reasonably requested by the Placement Agent.

         (i) The Company will cause its counsel to address and deliver to the Company and the Placement Agent opinions dated, respectively, as of the date of the Closing and as of the date of effectiveness of the Registration Statement, which opinions shall be in the form reasonably requested by the Placement Agent.

         (j) The Company will cause its outside intellectual property and/or regulatory counsel to address and deliver to the Placement Agent one or more opinions, dated as of the Closing, which opinions shall be in the form reasonably requested by the Placement Agent.

         (k) The Company acknowledges that the Purchase Agreements will require the Company's counsel, its intellectual property counsel and/or its regulatory counsel to deliver one or more opinions to the Investors. The Company agrees that the Placement Agent shall be entitled to rely on any opinions delivered to the Investors in connection with the Transaction and resale of the Shares under the Registration Statement.

         (l) For a period of ninety (90) days from the effective date of the Registration Statement, neither the Company nor any Selling Stockholder will, without the prior written consent of the Placement Agent, sell, contract to sell or otherwise dispose of or issue any securities of the Company, except pursuant to previously issued options, any agreements providing for anti-dilution or other share issuance rights in existence on the date hereof, any employee benefit or similar plan of the Company in existence on the date hereof, or any strategic investment and/or alliance transactions, acquisition or joint venture the Company may enter into.

         (m) During the time the Registration Statement is effective covering the resale of any Shares sold to Investors, the Company will furnish to the Placement Agent:

                    (i) as soon as practicable (but in the case of the annual report of the Company to its stockholders, within 150 days after the end of each fiscal year of the Company), one copy of: (A) its annual report to its stockholders (which annual report shall contain financial statements audited in accordance with generally accepted accounting principles in the United States of America by a firm of certified public accountants of recognized standing), (B) if not included in substance in its annual report to stockholders, its annual report on Form 10-K, (C) each of its quarterly reports to its stockholders and, if not included in substance in its quarterly report to stockholders, its quarterly report on Form 10-Q and any other document or agreement that is

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     incorporated by reference into the Registration Statement, and (D) a copy of the full Registration Statement (the foregoing in each case, excluding exhibits), and

                    (ii) upon reasonable request, all exhibits excluded by the parenthetical to clause (D) of the immediately preceding subsection (i) and all other information that is generally available to the public, and the Company, upon reasonable request, will meet with the Placement Agent or its representatives to discuss all information relevant for disclosure in the Memorandum and will reasonably cooperate in any investigation undertaken by the Placement Agent thereof, including any document included or incorporated by reference therein.

     4. Compensation. As compensation for the services rendered by the Placement Agent hereunder, the Selling Stockholders shall pay the Placement Agent a fee equal to 4.5% of the gross proceeds paid by the Purchasers for the Shares pursuant to the Purchase Agreements. The fees set forth in this Section 4 shall be payable with respect to any private placement or similar transaction involving the sale of Shares that occurs either (a) during the term of the Placement Agent's engagement hereunder regardless of whether the Investor is on the Investor Contact List or (b) at any time during a period of six months following the effective date of termination of the Placement Agent's engagement hereunder if such transaction includes a sale of Shares to an Investor who is named on the Investor Contact List, or any parent, subsidiary or other affiliate thereof.

     5. Reimbursable Expenses. The Selling Stockholders shall reimburse the Placement Agent (up to a maximum of $175,000) for its out-of-pocket and incidental expenses incurred in connection with any Transaction (whether or not consummated), including the reasonable fees and expenses of its legal counsel and those of any advisor retained by the Placement Agent. Such expenses are to be paid in cash upon the Selling Stockholders' receipt of a bill from the Placement Agent from time to time and in all events upon the closing of a Transaction.

     6. Indemnification.

         (a) Company Indemnification.

                    (i) The Company agrees to indemnify and hold harmless the Placement Agent and its affiliates, their respective directors, officers, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act), if any, agents and employees of the Placement Agent or any of the Placement Agent's affiliates (collectively, "Indemnified Persons" and individually, an "Indemnified Person") from and against any and all actions, claims, suits, proceedings, liabilities, losses, damages and expenses incurred, joint or several (collectively, "Claims"), by any Indemnified Person (including reasonable fees and disbursements of the Placement Agent and an Indemnified Person's counsel) insofar as such Claims arise out of or are based upon any untrue statement of any material fact contained in the

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                    Memorandum (or any other material used by the Company or
     authorized by the Company for use in connection with the Transaction) and/or the Registration Statement, including the prospectus, financial statements and schedules, and all other documents filed as a part of the Registration Statement, as amended at the time of effectiveness of the Registration Statement, including any information deemed to be a part thereof as of the time of effectiveness pursuant to paragraph (b) of Rule 430A, or pursuant to Rule 434 of the rules and regulations promulgated by the SEC under the Securities Act (the "Rules and Regulations"), or the prospectus, in the form first filed with the SEC pursuant to Rule 424(b) of the Rules and Regulations, or filed as part of the Registration Statement at the time of effectiveness if no Rule 424(b) filing is required (the "Prospectus"), or any amendment or supplement thereto, or arise out of or are based upon the omission to state in such document a material fact required to be stated therein or necessary to make the statements in the Memorandum and/or the Registration Statement or any amendment or supplement thereto not misleading or in the Prospectus or any amendment or supplement thereto not misleading, in light of the circumstances under which they were made, or (if the transactions contemplated herein are consummated) arise out of or are based on any material breach in the representations and warranties of the Company contained in this Agreement, or any failure of the Company to perform its obligations hereunder or under law, and will reimburse any Indemnified Person for any legal and other expenses as such expenses are reasonably incurred by such Indemnified Person for any legal and other expenses as such expenses are reasonably incurred by such Indemnified Person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action (collectively, "Costs"); provided, however, that the Company will
                                     --------  -------
     not be liable in any such case to the extent that any such Claim resulted directly and primarily from an Indemnified Person's gross negligence or willful misconduct.

                    (ii) The Company agrees that neither the Placement Agent nor any other Indemnified Person shall have any liability to the Company for or in connection with such engagement except liability for Claims which are found in a final judgment by a court of competent jurisdiction (not subject to further appeal or as to which appeal has been waived) to have resulted directly and primarily from an Indemnified Person's gross negligence or willful misconduct. The Company shall be liable for any settlement of any claim against the Placement Agent made with the Company's written consent, which consent shall not be unreasonably withheld. The Company also agrees that the Company will not, without the prior written consent of the Placement Agent, settle or compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not the Placement Agent or any Indemnified Person is an actual or potential party to such Claim). Such settlement, compromise or consent shall include an unconditional release of the Placement Agent and each other Indemnified Person from all liability arising out of such Claim, and the Company shall furnish the Placement Agent with a copy of such settlement reasonably in advance of entering into such settlement.

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                    (iii) In order to provide for just and equitable
     contribution, if a demand for indemnification or reimbursement for Claims or Costs is made pursuant to these provisions but is not available for any reason, then the Company, on the one hand, and the Placement Agent, on the other hand, shall contribute to such Claims or Costs for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and the Placement Agent on the other hand, in connection with the transaction or transactions from which the Claims or Costs in question arose. The relative benefits received by the Company, on the one hand, and by the Placement Agent, on the other hand, shall be deemed to be in the same proportion as the value (before deducting expenses) of the consideration paid by or received by the Company (which for these purposes shall include the consideration received by the Selling Stockholders), in connection with the transaction or transactions from which the Claims or Costs in question arose bears to the total fees actually received by the Placement Agent in connection therewith. If the allocation provided by the foregoing sentence is not permitted by applicable law, then such allocation shall be based not only on such relative benefits determined as aforesaid but also on the relative fault of the Company, on the one hand, and the Placement Agent, on the other, as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, the parties' relative intents, knowledge, access to information and, if applicable, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Placement Agent, and any other equitable considerations appropriate in the circumstances. Any such contribution shall be subject to the limitation that in any event the Placement Agent's aggregate contribution to all Claims or Costs for which contribution is available hereunder shall not exceed the amount of fees actually received by the Placement Agent pursuant to the particular engagement relating to the transaction or transactions from which the Claims or Costs in question arose.

                    (iv) The foregoing rights to indemnity, reimbursement and contribution shall be in addition to any rights that the Placement Agent, the Company and/or any other Indemnified Person may have at common law or otherwise.

         (b) Selling Stockholders Indemnification.

                    (i) In connection with the engagement agreement, the Selling Stockholders, jointly and severally, agree to indemnify and hold harmless the Placement Agent and its affiliates, their respective directors, officers, controlling persons (within the meaning of Section 15 of the Securities Act, or Section 20(a) of the Exchange Act), if any, agents and employees of the Placement Agent or any of the Placement Agent's affiliates (collectively, "Indemnified Persons" and individually, an "Indemnified Person") from and against any and all actions, claims, suits, proceedings, liabilities, losses, damages and expenses incurred, joint or several (collectively, "Claims"), by any Indemnified Person (including reasonable fees and disbursements of the Placement

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     Agent and an Indemnified Person's counsel) which are related to or arise from the Placement Agent's engagement by the Selling Stockholders, including Claims that relate to or arise from (1) the inaccuracy, in whole or in part, of any representation or warranty made by the Selling Stockholders in the Purchase Agreement; (2) any untrue statement or alleged untrue statement made by the Selling Stockholders in the Purchase Agreement; (3) any untrue statement or alleged untrue statement of any material fact contained in the Memorandum and/or the Registration Statement (or any other material used by the Company or authorized by the Company for use in connection with the Transaction, provided, that, any other such material shall have been provided to the Selling Stockholders a reasonable period in advance of its use) concerning the Selling Stockholders; or (4) the omission or alleged omission to state in such document a material fact concerning the Selling Stockholders required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse the Placement Agent and any other Indemnified Person for all costs and expenses (including reasonable fees and disbursements of the Placement Agent or an Indemnified Person's counsel), as they are incurred, in connection with investigating, preparing for, providing depositions for, testifying in or defending any such action or claim, formal or informal, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, whether or not the Placement Agent or any Indemnified Person is named as a party thereto and whether or not any liability results therefrom related to or arising from the foregoing (collectively, "Costs"). The Selling Stockholders shall not, however, be responsible for any Claims, which are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted directly and primarily from an Indemnified Person's gross negligence or willful misconduct.

                    (ii) If the Company shall sustain any indemnification liability under Section 6(a) hereof and such liability shall be reasonably attributable or related to (x) any breach of a representation or warranty of such Selling Stockholders contained in this Agreement or (y) any untrue statement of material fact concerning the Selling Stockholders made by any Selling Stockholder and/or any of its affiliates to the Company in the Memorandum and/or the Registration Statement, such Selling Stockholders shall, jointly and severally, indemnify and hold harmless the Company from such liability and pay or reimburse the Company for any related costs. The provisions of this Agreement shall not affect any arrangements, agreements or understanding as between the Company and the Selling Stockholders concerning indemnification, including those agreements between the Company and the Selling Stockholders contained in Section 8 of the Purchase Agreement.

                    (iii) The Selling Stockholders agree that neither the Placement Agent nor any other Indemnified Person shall have any liability to the Selling Stockholders for or in connection with such engagement except, to the extent that liability for Claims which are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted directly and primarily from

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     an Indemnified Person's gross negligence or willful misconduct. The Selling
     Stockholders also agree that no Selling Stockholder will, without the prior written consent of the Placement Agent, settle or compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not the Placement Agent or any Indemnified Person is an actual or potential party to such Claim). Such prior written consent of the Placement Agent shall be required only with respect to the Placement Agent determining that such settlement, compromise or consent complies with the terms of the following sentence and does not impose any material obligation on the Placement Agent or any other Indemnified Person or contain any admission of culpability on the part of the Placement Agent or any Indemnified Person. Such settlement, compromise or consent shall include an unconditional release of the Placement Agent and each other Indemnified Person from all liability arising out of such Claim, and such Selling Stockholder shall furnish the Placement Agent with a copy of such settlement reasonably in advance of entering into such settlement.

                    (iv) In order to provide for just and equitable contribution, if a demand for indemnification or reimbursement for Claims or Costs is made pursuant to these provisions but is not available for any reason, then the Selling Stockholders, on the one hand, and the Placement Agent, on the other hand, shall contribute to such Claims or Costs for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Selling Stockholders, on the one hand, and the Placement Agent, on the other hand, in connection with the transaction or transactions from which the Claims or Costs in question arose. The relative benefits received by the Selling Stockholders, on the one hand, and by the Placement Agent, on the other hand, shall be deemed to be in the same proportion as the value (before deducting expenses) of the consideration paid by or received by the Selling Stockholders, in connection with the transaction or transactions from which the Claims or Costs in question arose bears to the total fees actually received by the Placement Agent in connection therewith. If the allocation provided by the foregoing sentence is not permitted by applicable law, then such allocation shall be based not only on such relative benefits determined as aforesaid but also on the relative fault of the Selling Stockholders, on the one hand, and the Placement Agent, on the other, as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, the parties' relative intents, knowledge, access to information and, if applicable, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Selling Stockholders or by the Placement Agent, and any other equitable considerations appropriate in the circumstances. Any such contribution shall be subject to the limitation that in any event the Placement Agent's aggregate contribution to all Claims or Costs for which contribution is available hereunder shall not exceed the amount of fees actually received by the Placement Agent pursuant to the particular engagement relating to the transaction or transactions from which the Claims or Costs in question arose.

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                    (v) Notwithstanding the other provisions of this Agreement, no Selling Stockholder shall be liable for indemnification hereunder for an amount exceeding the total net proceeds received by such Selling Stockholder from a Transaction.

                    (vi) The foregoing rights to indemnity, reimbursement and contribution shall be in addition to any rights that the Placement Agent and/or any other Indemnified Person may have at common law or otherwise.

     7. Assignment.

         (a) The Placement Agent may, with the prior approval of the Company and the Selling Stockholders, designate one or more sub-agents; it being understood that the Placement Agency disclaims any liability resulting from the actions of the sub-agents.

         (b) Without the consent of the Placement Agent, each Selling Stockholder and the Company agree that during the term of the Placement Agent's engagement hereunder: (i) it will not, and will not permit its representatives to, contact or solicit institutions, corporations or other entities other than the Investors on the Investor Contact List as potential purchasers of the Shares and (ii) it will not pursue any financing transaction with respect to the Shares which would be in lieu of a Transaction. Furthermore, each Selling Stockholder and the Company agree that during the term of the Placement Agent's engagement hereunder, all inquiries, whether direct or indirect, from prospective Investors as to the Shares will be referred to the Placement Agent and will be deemed to be added to the Investor Contact List.

     8. Advertisements. Upon completion of a Transaction, the Placement Agent may place advertisements in financial and other publications at its own expense describing its services to the Selling Stockholders hereunder.

     9. Survival of Terms of Agreement. Subject to the provisions of Sections 3 (excluding the first sentence thereof) through 6, and 9 through 13 which shall survive any termination of this Agreement, the Selling Stockholders may terminate the Placement Agent's engagement hereunder at any time after six months after the date hereof, with or without cause, by giving the other parties at least 10 days' prior written notice; provided, however, that the
                                        --------  -------
representations and warranties of the Company and the Selling Stockholders contained in Section 3 hereof shall survive for one (1) year following the date hereof. The Placement Agent may terminate this Agreement at any time, with or without cause, by giving the other parties at least 10 days' prior written notice. Upon termination of the Placement Agent's engagement hereunder by any party hereto, the Placement Agent shall provide the Selling Stockholders and the Company with a final Investor Contact List.

     10. Disclosure to Third Parties. Without the prior written consent of the Placement Agent, none of the Selling Stockholders or the Company will, subject to applicable securities laws, publicly refer to the Placement Agent or publicly disclose or otherwise make

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available to third parties other than to Investors (except the Selling
Stockholders' or the Company's counsel or other advisers; provided, the Selling Stockholders or the Company, as applicable, informs them of this provision) and other than in the Memorandum, any advice, either oral or written, which the Placement Agent provides to the Selling Stockholders in connection with this engagement.

     11. Successors and Assigns. The benefits of this Agreement shall inure to the respective successors and permitted assigns of the parties hereto and of the indemnified parties under such indemnification agreement and their respective successors, permitted assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns. This Agreement may not be assigned without the prior written consent of the non-assigning parties.

     12. Notices. Notice given pursuant to any of the provisions of this Agreement shall be in writing and, unless otherwise specified, shall be mailed or delivered (a) if to the Company, at the office of the Company, One Ram Ridge Road, Spring Valley, New York 10977, Attention: Kenneth I. Sawyer, Chairman and Chief Executive Officer, with a copy to Kirkpatrick & Lockhart LLP, 1251 Avenue of the Americas, 45th Floor, New York, New York, 10020, Attention: Stephen R. Connoni; (b) if to any Selling Stockholder, at the office of Merck KGaA, Frankfurter Strasse 250, 64271 Darmstadt Germany, Attention: Klaus-Peter Brandis or (c) if to the Placement Agent, at the office of the Placement Agent, 245 Park Avenue, New York, New York 10167, Attention: Private Equity Group, Messrs. Jason Weinstein and Ryan Burkart. Any such notice shall be effective only upon receipt. Any notice under Section 6 may be made by facsimile or telephone, but if so made shall be subsequently confirmed in writing.

     13. Other Terms and Conditions.

         (a) The Company further represents and warrants to the Placement Agent that:

                    (i) the Company has taken no action that would give any brokers, representatives, finders or other persons an interest in the compensation due to the Placement Agent in connection with any transaction contemplated herein and there are no other financial advisors or similar persons entitled to receive compensation from the Company in connection with any transaction contemplated herein; and

                    (ii) this Agreement does not violate or constitute a breach or default under any contract, agreement, arrangement or understanding, whether written or oral, to which the Company or any of its subsidiaries is a party or by which its or their assets are bound.

         (b) Each Selling Stockholder further represents and warrants to the Placement Agent that:

                    (i) such Selling Stockholder has taken no action that would give any brokers, representatives, finders or other persons an interest in the compensation due to the Placement Agent in connection with any transaction contemplated herein and there are no other financial advisors or similar persons entitled to receive compensation from the Selling Stockholders in connection with any transaction contemplated herein; and

                    (ii) this Agreement does not violate or constitute a breach or default under any contract, agreement, arrangement or understanding, whether written or oral, to which such Selling Stockholder or any of its subsidiaries is a party or by which its or their assets are bound.

         (c) This Agreement may not be amended or modified except in a writing signed by the party against whom enforcement is sought and shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

         (d) EACH OF THE PLACEMENT AGENT, THE SELLING STOCKHOLDERS AND THE COMPANY (ON THE COMPANY'S AND THE SELLING STOCKHOLDERS' OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF THEIR RESPECTIVE STOCKHOLDERS) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATING TO OR ARISING OUT OF THE ENGAGEMENT OF THE PLACEMENT AGENT PURSUANT TO, OR THE PERFORMANCE BY THE PLACEMENT AGENT OF THE SERVICES CONTEMPLATED BY, THIS AGREEMENT.

         (e) The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. Each of the Company and the Selling Stockholders irrevocably (a) submits to the jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby (each, a "Proceeding"), (b) agrees that all claims in respect of any Proceeding may be heard and determined in any such court, (c) waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, (d) agrees not to commence any Proceeding other than in such courts, and (e) waives, to the fullest extent permitted by law, any claim that such Proceeding is brought in an inconvenient forum. Each Selling Stockholder hereby irrevocably designates CT Corporation located at 1633 Broadway, New York, New York 10019 as its agent for such purposes, and covenants and agrees that service of process in a Proceeding may be made upon it at its office or at the specified office of such agent.

         (f) The purpose of this Agreement is to set forth the services that the Placement Agent will provide to the Selling Stockholders, as an independent contractor, either as specifically provided herein or as subsequently requested in writing by any Selling Stockholder and agreed to by the Placement Agent. The parties hereto do not intend to create any special or fiduciary relationship between them. In addition, the exclusivity of the relationship between the Placement Agent and the Selling Stockholders refers to the fact that the services to be provided by the Placement Agent hereunder are to be provided solely by the Placement Agent and that the fees to be paid by the Selling Stockholders hereunder are solely for the benefit of the Placement Agent. There may be other services that are required to be provided to the Selling Stockholders and the Company in connection with any transaction contemplated by this Agreement and which will be provided by others (e.g., independent auditors or appraisers). Furthermore, the parties hereto understand that the Placement Agent is not required to purchase any Shares. This Agreement is solely for the benefit of the Placement Agent, the Selling Stockholders and the Company and is not intended to create rights or obligations of any party for the benefit of third parties, including without limitation the creditors of the Selling Stockholders or the Company. Each of the Company and the Selling Stockholders also agree that the Placement Agent shall not have any liability (including without limitation, liability for any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements) in contract, tort or otherwise to the Company or to any Selling Stockholder or to any person claiming through the Company or any Selling Stockholder, in connection with the engagement of the Placement Agent pursuant to this Agreement and the matters contemplated hereby, except to the extent any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Placement Agent.

         (g) The Selling Stockholders and the Company acknowledge that the Placement Agent is a full service securities firm and in the ordinary course of its business, for its own account or the accounts of its customers, holds long or short positions in securities or derivative securities (including options), which may include securities or derivative securities relating to the Company or other entities which may be involved in the engagement contemplated hereby. Nothing in this Agreement shall be deemed to prohibit the Placement Agent from providing any services permitted by applicable law to any third party or from engaging in any lawfully permitted activity on its own behalf.

         (h) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (i) This Agreement constitutes the entire understanding between the parties hereto as to the matters covered hereby and supersedes all prior understandings, written or oral, relating to such subject matter.

                            [Signature page follows]

         Please confirm that the foregoing correctly sets forth the agreement among the Company, the Selling Stockholders and the Placement Agent.



                                             Very truly yours,

                                             PHARMACEUTICAL RESOURCES, INC.

                                             By: /s/  Kenneth I. Sawyer
                                                ------------------------------
                                                Name:  Kenneth I. Sawyer
                                                Title: President and CEO


                                             EMD, INC.

                                             By: /s/ Klaus-Peter Brandis
                                                ------------------------------
                                                Name:  Klaus-Peter Brandis
                                                Title: Vice President


                                             GENPHARM INC.

                                             By: /s/ Klaus-Peter Brandis
                                                ------------------------------
                                                Name:  Klaus-Peter Brandis
                                                Title: Vice President


                                             MERCK KGaA

                                             By: /s/ Klaus-Peter Brandis
                                                ------------------------------
                                                Name:  Klaus-Peter Brandis
                                                Title: Director



Confirmed as of the date first
above mentioned:

BEAR, STEARNS & CO. INC.

By: /s/ W. M. Cerf
   ------------------------------
   Name:  W. M. Cerf
   Title: S.M.D,